UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

SUPERTEL HOSPITALITY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPERTEL HOSPITALITY, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 21, 2013

The Annual Meeting of the shareholders of Supertel Hospitality, Inc. will be held at the Durham Western Heritage Museum, 801 South 10th Street, Omaha, Nebraska 68108, on Tuesday, May 21, 2013, at 10:00 a.m., local time, for the following purposes:

1.	To elect nine directors to serve on the Board of Directors until the annual meeting of shareholders in 2014 or until their successors have been duly elected and qualified;

2.	To hold an advisory vote on executive compensation.

3.	To hold an advisory vote on the frequency of executive compensation votes.

4.	To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2013;

5.	To approve an amendment to the Articles of Incorporation to effect a reverse stock split of the issued and outstanding shares of common stock of the company at a reverse stock split ratio of 1-for-4, 1-for-8, or some ratio between those two ratios, as may be selected by the Board of Directors within 12 months of the date of the annual meeting if this amendment is approved by shareholders; and

6.	To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

Only holders of common stock and Series C convertible preferred stock of the Company of record as of the close of business on April 12, 2013 will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

We enclose, as a part of this Notice, a Proxy Statement which contains further information regarding the Annual Meeting and the items of business.

In order that your shares may be represented at the Annual Meeting, you are urged to promptly complete, sign, date and return the accompanying Proxy Card in the enclosed envelope, whether or not you plan to attend the Annual Meeting. If you attend the Annual Meeting in person you may, if you wish, vote personally on all matters brought before the Annual Meeting even if you have previously returned your Proxy Card.

By Order of the Board of Directors,

WILLIAM C. LATHAM Chairman of the Board

Norfolk, Nebraska

April 25, 2013

SUPERTEL HOSPITALITY, INC.

PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement is provided in connection with the solicitation of proxies by the Board of Directors of Supertel Hospitality, Inc. (the Company) for use at the annual meeting of shareholders to be held on Tuesday, May 21, 2013 and any adjournments thereof. The mailing address of the principal executive offices of the Company is 1800 West Pasewalk Avenue, Suite 200, Norfolk, NE 68701. This Proxy Statement and the Proxy Card, Notice of Meeting and the Company’s Annual Report, all enclosed herewith, are first being mailed to the shareholders of the Company on or about April 25, 2013.

The Proxy Solicitation

There are two parts to this solicitation: the Proxy Card and this Proxy Statement. The Proxy Card is the means by which you actually authorize another person to vote your shares in accordance with your instructions. This Proxy Statement provides you with information that you may find useful in determining how to vote.

The solicitation of proxies is being made by the Company primarily through the use of the mails. The cost of preparing and mailing this Proxy Statement and accompanying material, and the cost of any supplementary solicitations, which may be made by mail, telephone or personally by officers of the Company, will be borne by the Company. The Company has engaged AST Phoenix Advisors as its proxy solicitor to solicit proxies for the Company, at an anticipated cost of approximately $6,000.

Revocation and Voting of Proxies

Execution of a proxy will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Any shareholder giving a proxy has the power to revoke it by submitting a properly executed proxy bearing a later date, by delivering written notice of revocation to the Secretary of the Company before or at the Annual Meeting or by attending the meeting and voting in person. Proxies will extend to, and will be voted at, any properly adjourned session of the Annual Meeting. The proxy will be voted as specified by the shareholder in the space(s) provided on the Proxy Card. If no specification is made, the proxy will be voted “for” the nine nominees for directors, “for” the advisory proposal on executive compensation, for three years on the frequency of executive compensation votes, “for” ratification of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2013, and “for” the proposal for the reverse stock split.

Important Notice Regarding the Availability of Proxy Materials for the Annual

Meeting of Shareholders to be held on May 21, 2013:

The proxy statement and annual report to shareholders for the fiscal year ended December 31, 2012 are available under “Investor Relations” at our website: www.supertelinc.com.

Voting Rights of Shareholders and Votes Required

Only those shareholders of record at the close of business on April 12, 2013, are entitled to notice of and to vote at the Annual Meeting, or any postponements or adjournments of the meeting. At the close of business on April 12, 2013, the Company had 23,151,912 shares of common stock outstanding, $.01 par value per share. The Company has 803,270 shares of non-voting Series A preferred stock, 332,500 shares of non-voting Series B preferred stock, and 3,000,000 shares of voting Series C convertible preferred stock outstanding. The holders of the common stock and the holders of the Series C convertible preferred stock will vote together as one voting group. Each share of common stock entitles the record holder thereof to one vote upon each matter to be voted upon at the Annual Meeting. At this Annual Meeting, each share of the Series C convertible preferred stock entitles the record holder thereof to 3.94 votes per share upon each matter to be voted upon at the Annual Meeting. Cumulative voting is not permitted. Under Virginia law and the Company’s articles of incorporation and bylaws, the presence in person or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting constitutes a quorum for the transaction of business.

Series C Convertible Preferred Stock Vote Determination

The holders of the Series C convertible preferred stock vote with the holders of the common stock as one voting group, subject to certain voting limitations. For any vote, the voting power of the Series C convertible preferred stock is equal to the lesser of: (a) 6.29 votes per share, or (b) an amount of votes per share of Series C convertible preferred stock such that the vote of all shares of Series C convertible preferred stock in the aggregate equal 34% of the combined voting power of all Supertel voting stock, minus an amount equal to the number of votes represented by the other shares of voting stock beneficially owned by Real Estate Strategies L.P. and its affiliates. We have been advised by Real Estate Strategies L.P. that as of April 12, 2013, the record date, it beneficially owns 93,787 shares of common stock in addition to the 3,000,000 shares of Series C convertible preferred stock.

At the close of business on April 12, 2013, the record date, there were 23,151,912 shares of common stock outstanding, representing 23,151,912 votes entitled to be cast at the Annual meeting. Voting power of 18,870,000 votes per share of Series C convertible preferred stock exceeds 34% of the votes entitled to be cast at this Annual Meeting. Accordingly, the aggregate number of votes that may be cast by the holders of the common stock and the Series C convertible preferred stock at this Annual Meeting, voting together as one voting group, is 34,984,867 votes, of which 11,832,955 votes, or 3.94 votes per share, may be cast by the holders of the Series C convertible preferred stock.

Votes Required

Shares of common stock and Series C convertible preferred stock represented by proxies marked “abstain” will be counted as shares present for purposes of determining a quorum. Shares of common stock and Series C convertible preferred stock that are voted by brokers holding shares for beneficial owners on some matters will be treated as present for purposes of determining a quorum, but will not be treated as shares entitled to vote at the Annual Meeting on those matters as to which authority is withheld by the broker (“broker non-votes”). No specific provision of Virginia law or the Company’s articles of incorporation or bylaws addresses abstentions or broker non-votes.

The nine nominees receiving the most votes cast at the Annual Meeting will be elected directors; therefore broker non-votes will not affect the outcome of the election of directors.

The say-on-pay frequency option that receives the highest number of votes cast by holders of shares present in person or represented by proxy at the meeting and entitled to vote will be the advisory shareholder selection for the frequency of holding executive compensation votes. Abstentions and broker non-votes will have no impact on the selection of the frequency option.

The approval of the amendment of the Company’s articles of incorporation to effect a reverse stock split of the common stock requires the affirmative vote of the majority of the votes entitled to be cast by the holders of the common stock and Series C convertible preferred stock voting as a single voting group. Abstentions and broker non-votes will have the same effect as a vote against this proposal.

With regard to any other matter, including ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm and approval of the advisory say-on-pay resolution on compensation, shareholders may vote in favor, vote against or abstain from voting on the matter. Approval of such a matter requires more votes cast “for” the matter than votes cast “against” the matter. Thus, although abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business, they are generally not counted for purposes of determining if a proposal has been approved.

SECURITIES OWNERSHIP

OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock and preferred stock as of April 12, 2013 by the following persons (a) each shareholder known to us to beneficially own more than 5% of the outstanding shares of our common stock, (b) each director, (c) each executive officer named in the Summary Compensation Table and (d) all directors and executive officers as a group. A person has beneficial ownership over shares if he or she has or shares voting or investment power over the shares, or the right to acquire that power within 60 days of April 12, 2013.

With respect to our continuing qualification as a real estate investment trust, our Articles of Incorporation contain an ownership limitation, which prohibits both direct and indirect ownership of more than 9.9% of the outstanding shares of our common stock or 9.9% of any series of our preferred stock. Our Articles of Incorporation permit the Board of Directors, in its sole discretion, to exempt a person from this ownership limit if the person provides representations and undertakings that enable the Board to determine that granting the exemption would not result in Supertel losing its qualification as a REIT. Under the Internal Revenue Service rules, REIT shares owned by certain entities are considered owned proportionately by owners of the entities for REIT qualification purposes. The holder of the Series C convertible preferred stock provided representations and undertakings necessary for the Board to grant such an exemption, including a representation that no individual will own 9.9% or more of any class of Supertel stock (per IRS definitions) as a result of the holder’s acquisition of the Series C convertible preferred stock and related warrants for the purchase of common stock.

Name of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class (1)
Real Estate Strategies L.P.	Series C convertible	3,000,000	(2)	100%
2 Church Street Hamilton DO HM CX, Bermuda	preferred stock common stock	11,926,742	(2)	34.0%

Mark H. Tallman P. O. Box 4397 Lincoln, NE 68504	common stock	2,175,594	(3)	9.4%

2nd Market Capital Advisory Corp. 650 N. High Point Road Madison, WI 53717	Series A preferred stock	73,287	(4)	9.12%

William C. Latham	common stock	943,611	(5)	4.1%
Allen L. Dayton	common stock	940,455	(6)	4.1%
Steve H. Borgmann	common stock	901,686	(7)	3.9%
Kelly A. Walters	common stock	329,000	(8)	1.4%
	Series B preferred stock	2,604
George R. Whittemore	common stock	127,218	(9)
John M. Sabin	common stock	22,117	(10)
James H. Friend	common stock	12,968	(10)
Donald J. Landry	common stock	12,174	(10)
Daniel R. Elsztain	common stock	8,117	(10)
Corrine L. Scarpello	common stock	102,000	(11)
	Series B preferred stock	225
Steven C. Gilbert	common stock	46,000	(12)
David L. Walter	common stock	41,570	(13)
Patrick E. Beans	common stock	0	(14)
All directors and executive officers as a group (12 persons)	common stock	3,445,346	(15)	14.9%
	Series B preferred stock	2,829

(1)	Unless otherwise indicated, beneficial ownership of any named individual does not exceed 1% of the outstanding class of securities. In calculating the indicated percentage, the denominator includes the shares of common stock that would be acquired by the person through the exercise of options or warrants. The denominator excludes the shares of common stock that would be acquired by any other person upon such exercise.

(2)	Real Estate Strategies L.P., an investment vehicle indirectly controlled by IRSA Inversiones y Representaciones Sociedad Anónima (“IRSA”), an Argentinean-based publicly traded company, acquired 3,000,000 shares of Series C convertible preferred stock and 30,000,000 warrants from Supertel in a private placement in February 2012. Up to 30,000,000 shares of common stock may be issued upon conversion of the Series C convertible preferred stock, and up to 30,000,000 shares of common stock may be issued upon the exercise of the warrants. Real Estate Strategies L.P. and its affiliates’ beneficial ownership of voting stock at any time is limited to 34% of the issued and outstanding voting stock of Supertel, notwithstanding preferred voting or conversion rights or warrant exercise rights. “Voting stock” includes the common stock, and means capital stock having the power to vote generally for the election of directors of Supertel. Real Estate Strategies L.P. may from time to time convert the Series C convertible stock and exercise the warrants for a total of 60,000,000 shares of common stock, and on April 12, 2013, in accordance with the 34% beneficial ownership limitation, it would have been entitled to convert or exercise up to that number of shares of preferred stock and/or warrants to acquire 11,832,955 shares of common stock.

Based on information appearing in Form 4’s and on Amendment No. 1 to a Schedule 13D filed by the Elsztain Group with the Securities and Exchange Commission on February 17, 2012, the Elsztain Group, which includes Real Estate Strategies L.P., has shared voting and shared dispositive power over 93,787 shares of common stock and the 3,000,000 shares of Series C convertible preferred stock. The Elsztain Group, for purposes of Section 13(d)(3) of the Exchange Act, consists of Eduardo S. Elsztain, and the following entities controlled, either directly or indirectly, by Mr. Elsztain: Consultores Assets Management S.A., Consultores Venture Capital Uruguay S.A., Agroinvestment S.A., Idalgir S.A., Consultores Venture Capital Ltd., Ifis Limited, Inversiones Financieras del Sur S.A., Cresud Sociedad Anónima Comercial, Inmobiliaria, Financiera y Agropecuaria, IRSA, Tyrus S.A., Jiwin S.A., Efanur SA and Real Estate Strategies L.P.

(3)	Based solely on Schedule 13G filed by the beneficial owner with the SEC on February 2, 2013.

(4)	Based solely on Schedule 13G filed by the beneficial owner with the SEC on February 14, 2013.

(5)	Includes 863,611 shares of common stock held by Budget Motels, Inc.

(6)	Includes 784,055 shares of common stock held by the Southern Improvement Company, Inc. and 138,800 shares of common stock held by Video Service of America, Inc. Mr. Dayton has pledged 252,200 shares of common stock.

(7)	Includes 24,500 shares held by Mr. Borgmann’s wife and 1,500 shares held by his child.

(8)	Includes 65,000 shares of common stock which Mr. Walters has the rights to acquire through the exercise of options.

(9)	Includes 46,176 shares of common stock owned by Mr. Whittemore’s wife.

(10)	Messrs. Elsztain, Friend, Landry and Sabin joined the Board of Directors in February 2012.

(11)	Includes 57,500 shares of common stock which Ms. Scarpello has the right to acquire through the exercise of options.

(12)	Includes 37,500 shares of common stock which Mr. Gilbert has the right to acquire through the exercise of options.

(13)	Includes 37,500 shares of common stock which Mr. Walter has the right to acquire through the exercise of options.

(14)	Mr. Beans became Senior Vice President Treasurer in March 2013.

(15)	Includes 160,000 shares of common stock which the directors and executive officers have the right to acquire through the exercise of options.

CORPORATE GOVERNANCE

Independence

The Company’s Articles of Incorporation and the Nasdaq Stock Market listing standards each require that a majority of the Board of Directors are independent directors. The Articles of Incorporation defines an independent director as a person who is not an officer or employee of the Company or an affiliate of (a) any advisor to the Company under an advisory agreement, (b) any lessee of any property of the Company, (c) any subsidiary of the Company, or (d) any partnership which is an affiliate of the Company.

The Nasdaq Stock Market listing standards defines an independent director as a person other than an executive officer or employee of the Company or any other individual having a relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The following persons are not considered independent under the listing standards:

•	a director who is, or at any time during the past three years was, employed by the Company or by any parent or subsidiary of the Company;

•

a director who accepted or who has a family member who accepted any compensation from the Company in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than the following:

•	compensation for Board or Board committee service;

•	compensation paid to a family member who is an employee (other than an executive officer) of the Company ; or

•	benefits under a tax-qualified retirement plan, or non-discretionary compensation;

•	a director who is a family member of an individual who is, or at any time during the past three years was, employed by the Company as an executive officer;

•

a director who is, or has a family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than the following:

•	payments arising solely from investments in the Company’s securities; or

•	payments under non-discretionary charitable contribution matching programs;

•

a director who is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the Company serve on the compensation committee of such other entity; or

•

a director who is, or has a family member who is, a current partner of the Company’s outside auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years.

Board of Directors

The current nine-member Board of Directors is comprised of a majority of independent directors, as defined by the Nasdaq Stock Market listing standards and the Company’s Articles of Incorporation. The Board of Directors has determined that the following directors are independent under the Company’s Articles of Incorporation and the Nasdaq Stock Market listing standards: Messrs. Borgmann, Dayton, Elsztain, Friend, Latham, Landry, Sabin, and Whittemore.

The Board of Directors held seven meetings in 2012. During 2012, all directors attended at least 75% of all Board meetings and meetings of the committees on which they served. The non-employee directors met in executive session at a majority of the board meetings in 2012 without management present, and intend to meet in executive session without management present at future board meetings.

The Company has not adopted a formal policy on Board members’ attendance at its annual meetings of shareholders, although all Board members are encouraged to attend and historically most have done so. Board members, with two exceptions, attended the Company’s 2012 Annual Meeting of Shareholders.

The Company’s Board of Directors has an Investment Committee, Compensation Committee, Nominating Committee and an Audit Committee. The Board of Directors may, from time to time, form other committees as circumstances warrant. Such committees have the authority and responsibility delegated to them by the Board of Directors.

Board Leadership and Risk Oversight

The Board leadership structure consists of a non-employee Chairman, which the Board believes is appropriate for the Company at this time. The Board of Directors is primarily responsible for overseeing the Company’s risk management processes. This responsibility has been delegated by the Board of Directors to the Audit Committee and the Compensation Committee, each with respect to the assessment of the Company’s risks and risk management in its respective areas of oversight.

Compensation Committee

The Compensation Committee currently consists of Messrs. Whittemore (Chairman), Dayton, and Sabin. Messrs. Dayton and Sabin were appointed to the committee in February 2012. Patrick Jung and Richard Frandeen, prior members of the committee, resigned from the Board of Directors in January 2012. All current members and prior 2012 members of the Compensation Committee are independent within the meaning of the Nasdaq Global Market listing standards. This committee makes recommendations to the Board regarding executive compensation policy, the actual compensation of Directors and executive officers, and any benefit plans for the Company’s management team. The Compensation Committee held five meetings during 2012. The committee operates pursuant to a written charter adopted by the Board of Directors. A copy of the charter is available on our website at www.supertelinc.com in the Investor Relations section under “Governance Docs.”

Nominating Committee

The Nominating Committee currently consists of Messrs. Latham (Chairman), Borgmann and Friend. Mr. Dayton was a member of the committee until February 2012. In February 2012, the Board appointed Mr. Friend to the committee. The committee operates pursuant to a written charter adopted by the Board of Directors. A copy of the charter is available on our website at www.supertelinc.com in the Investor Relations section under “Governance Docs.”

Under its charter, the Nominating Committee is to consist of not less than three members. Each member of the Nominating Committee is independent within the meaning of the Nasdaq Stock Market listing standards.

The Nominating Committee is responsible for selecting those individuals to recommend to the entire Board of Directors for election to the board. The Nominating Committee will consider shareholder nominations for directors if made (1) in writing by a shareholder entitled to vote in the election of Directors generally and (2) pursuant to the company bylaws. In order to be considered, in accordance with the Company’s bylaws, shareholder nominations must be received by the Secretary, at the Company’s principal office in Norfolk, Nebraska, not later than (1) with respect to an election to be held at an annual meeting of shareholders, 90 days in advance of such meeting, and (2) with respect to an election to be held at a special meeting of shareholders for the election of Directors, the close of business on the 7th day following the date on which notice of such meeting is first given to shareholders.

In order to be valid, a shareholder nomination must set forth (1) the name and address of the shareholder who intends to make the nomination; (2) the name and address of the person or persons to be nominated; (3) a representation that the shareholder is a record holder of stock of the Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (4) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such persons) pursuant to which the shareholder is making the nomination; (5) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (6) the written consent of each nominee to serve as a director if elected. Any candidates submitted by a shareholder or shareholder group are reviewed and considered in the same manner as all other candidates.

The Nominating Committee identifies director nominees through a combination of referrals, including by management, existing board members and shareholders, and direct solicitations, where warranted. Once a candidate has been identified the Nominating Committee reviews the individual’s experience and background, and may discuss the proposed nominee with the source of the recommendation. If the committee believes it to be appropriate, committee members may meet with the proposed nominee before making a final determination whether to recommend the individual as a nominee to the entire Board of Directors to stand for election to the board.

Among the factors that the committee considers when evaluating proposed nominees are their experience in the hospitality industry and knowledge of and experience in business matters, finance, capital markets and mergers and acquisitions. The committee may request references and additional information from the candidate prior to reaching a conclusion. The committee is under no obligation to formally respond to recommendations, although as a matter of practice, every reasonable effort is made to do so.

The Nominating Committee received no shareholder recommendations for nomination to the Board of Directors in connection with the 2013 Annual Meeting. The Nominating Committee held two meetings during 2012.

Audit Committee

The Audit Committee currently consists of Messrs. Sabin (Chairman), Friend, and Whittemore. Patrick Jung and Jeffrey Zwerdling, prior members of the committee, resigned from the Board of Directors in January 2012, and in February 2012 the Board appointed Messrs. Friend and Sabin to the committee. All members of the Audit Committee are independent within the meaning of the Nasdaq Stock Market listing standards. The Audit Committee is responsible for the engagement of the independent registered public accounting firm, reviews with the independent registered public accounting firm the plans and results of the audit engagement, approves professional services provided by the independent registered public accounting firm, reviews the independence of the independent registered public accounting firm, considers the range of audit and non-audit fees and reviews the adequacy of the Company’s internal accounting controls. The Audit Committee pre-approves all audit and non-audit services performed by the independent auditor. The Board of Directors has determined that Messrs. Sabin and Whittemore are audit committee financial experts within the meaning of regulations of the Securities and Exchange Commission (the “SEC”). The Audit Committee operates pursuant to a written charter adopted by the Board of Directors. A copy of the charter is available on our website at www.supertelinc.com in the Investor Relations section under “Governance Docs.” The Audit Committee held nine meetings during 2012. The Audit Committee has a written policy with respect to its review and approval or ratification of transactions between the Company and a director, executive officer or related person covered by the SEC’s rule S-K 404(a).

Investment Committee

The Investment Committee currently consists of Messrs. Landry (Chairman), Elsztain, Sabin, Walters, and Whittemore. In February 2012, the Board appointed the current members to the committee. The committee met thirteen times in 2012. The Investment Committee’s primary responsibility is to review and approve or reject the

Company’s proposed acquisition and divestiture of hotel properties, other investments in hotel properties, or other Company assets. The committee approves guidelines and processes for acquisitions to be presented to the Board of Directors, makes recommendations to the Board and senior management regarding acquisitions, reviews due diligence and financial analysis for hotel acquisition, divestiture and investments, and makes recommendations on the Board’s acquisition and divestment strategies. The committee has the authority to approve hotel acquisitions within the purchase price authority as set by the Board from time to time, and to approve of any hotel divestiture in accordance with divestiture strategy established by the Board. The committee operates pursuant to a written charter adopted by the Board in March 2012. A copy of charter is available on our website at www.supertelinc.com in the Investor Relations section under “Governance Docs.”

Shareholder Communications with the Board of Directors

The Company provides an informal process for shareholders to send communications to the Board of Directors. Shareholders who wish to contact the Board of Directors or any of its members may do so in writing to Board of Directors, Supertel Hospitality, Inc., 1800 West Pasewalk Avenue, Suite 200, Norfolk, NE 68701. Correspondence directed to an individual board member will be referred to that member. Correspondence not directed to a particular board member will be referred to the Chairman of the Board.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries during 2012. Mr. Whittemore was an executive officer of the Company from November 2001 to August 2004. No executive officer of the Company served as a member of the compensation committee or as a director of any company where an executive officer of such company is a member of the Compensation Committee or is a director of the Company.

Certain Relationships and Related Transactions

Purchase Agreement and Series C Convertible Preferred Stock. On November 16, 2011, with the unanimous approval of the Board of Directors, the Company and Supertel Limited Partnership entered into a Purchase Agreement (the “Purchase Agreement”) with Real Estate Strategies L.P., a Bermuda limited partnership (“RES”), for the purchase from the Company of up to 3 million shares of Series C convertible preferred stock. RES is an affiliate of IRSA Inversiones y Representaciones Sociedad Anónima, a publicly-traded company (NYSE: “IRS”) based in Buenos Aires, Argentina (“IRSA”). The Company issued an aggregate of 3,000,000 shares of Series C convertible preferred stock to RES for $30 million in closings on February 1 and February 15, 2012.

The Series C convertible preferred stock is convertible, at the option of the holder, at any time into common stock at a conversion price of $1.00 for each share of common stock, which is equal to the rate of ten shares of common stock for each share of Series C convertible preferred stock. A holder of Series C convertible preferred stock will not have conversion rights to the extent the conversion would cause the holder and its affiliates to beneficially own more than 34% of voting stock (the “Beneficial Ownership Limitation”). “Voting stock” means capital stock having the power to vote generally for the election of directors of the Company.

The Series C convertible preferred stock will vote with the common stock as one class, subject to certain voting limitations. For any vote, the voting power of the Series C convertible preferred stock will be equal to the lesser of: (a) 6.29 votes per share, or (b) an amount of votes per share such that the vote of all shares of Series C convertible preferred stock in the aggregate equal 34% of the combined voting power of all the Company voting stock, minus an amount equal to the number of votes represented by the other shares of voting stock beneficially owned by RES and its affiliates (the “Voting Limitation”).

As long as RES has the right to designate two or more directors to the Company Board of Directors pursuant to the Directors Designation Agreement (described below), the following requires the approval of RES and IRSA:

•	the merger, consolidation, liquidation or sale of substantially all of the assets of the Company;

•	the sale by the Company of common stock or securities convertible into common stock equal to 20% or more of the outstanding common stock or voting stock; or

•

any Company transaction of more than $120,000 in which any of its directors or executive officers or any member of their immediate family will have a material interest, exclusive of employment compensation and interests arising solely from the ownership of the Company equity securities if all holders of that class of equity securities receive the same benefit on a pro rata basis.

Warrants. On February 1, 2012 and February 15, 2012, with the unanimous approval of the Board of Directors and in connection with the purchase of the Series C convertible preferred stock, the Company issued and RES received warrants (“Warrants”) to purchase 30,000,000 shares of the Company’s common stock. Subject to the Beneficial Ownership Limitation, the Warrants are exercisable at any time on or before January 31, 2017 at an exercise price of $1.20 per share of common stock. The exercise price may be paid in cash, or the holder may also elect to pay the exercise price by having the Company withhold a sufficient number of shares from the exercise with a market value equal to the exercise price.

Investor Rights and Conversion Agreement. The Company, with the unanimous approval of the Board of Directors, entered into an Investor Rights and Conversion Agreement (the “Investor Rights and Conversion Agreement”) dated February 1, 2012 with RES and IRSA pursuant to which the Company granted RES and its affiliates and their respective subsidiaries, among other rights, the right to purchase equity shares or securities convertible into equity shares in future Company offerings on a pro rata basis based on their combined ownership of common stock and Series C convertible preferred stock, provided that such purchase would not cause RES and its affiliates to exceed the Beneficial Ownership Limitation. In the agreement, RES agreed to certain standstill provisions including that neither RES nor its affiliates will acquire any securities that would result in RES and its affiliates owning more than 34% of the voting stock of the Company.

Registration Rights Agreement. The Company, with the unanimous approval of the Board of Directors, entered into a registration rights agreement (the “Registration Rights Agreement”) dated February 1, 2012 with RES and IRSA. The Registration Rights Agreement requires the Company to register for resale by the holders the common stock issued upon conversion of the Series C convertible preferred stock and upon exercise of the Warrants, and the Warrants and the Series C convertible preferred stock. The Registration Rights Agreement also grants RES the right to participate in certain future underwritten offerings of securities by the Company.

Directors Designation Agreement. The Company, with the unanimous approval of the Board of Directors, entered into a directors designation agreement (the “Directors Designation Agreement”) dated February 1, 2012 with RES and IRSA pursuant to which the Company will appoint up to four directors designated by RES and IRSA to the Company Board of Directors and to maintain the Company Board of Directors at no more than nine members. See “Item 1. Election of Directors” below.

Loans by Directors and Guarantees by Directors. In an effort to meet the Company’s short-term liquidity needs, and because of the difficulty encountered in obtaining sources of borrowing to meet such needs, on November 10, 2011 the Audit Committee, then consisting of Messrs. Jung, Whittemore, and Zwerdling, approved a proposal for the purchase by four of the Company directors, Messrs. Borgmann, Dayton, Latham, and Walters (the “Purchasing Directors”), of the Amended and Restated Master Promissory Note maturing November 30, 2011 from Wells Fargo Bank, National Association (the “Note”) for the balance owed of principal and interest in the amount of $2,119,621. The Audit Committee has the authority and responsibility under its charter to review, oversee and approve of transactions between the Company and a director, executive officer or related person covered by the SEC’s rule S-K 404(a).

The Purchasing Directors purchased the Note from Wells Fargo on November 21, 2011. The Note was secured by two of the Company hotels and the Purchasing Directors released one of the hotels from security for the Note so that it could be used as security by the Company to obtain a $5,000,000 line of credit with Elkhorn Valley Bank. Each of the Purchasing Directors also separately guaranteed $750,000 of the line of credit (the “Elkhorn Line of Credit”).

The Audit Committee approved an amendment of the Note to extend its maturity to May 31, 2012 and to increase the per annum interest rate of 4.5% to 10% as consideration for the Purchasing Directors releasing the Company’s hotel from security for the Note. As consideration for the personal guaranties by the Purchasing Directors of Elkhorn Line of Credit, the Audit Committee approved payment of a fee of 2% per annum of the amount of their personal guaranties.

Proceeds from the sale of the Series C convertible preferred stock were used in February 2012 to repay the Note and the Elkhorn Line of Credit, and the Purchasing Directors were released from their personal guaranties. Each of the Purchasing Directors received $16,578 in interest payments on the Note and fees for their personal guarantee of the Elkhorn Line of Credit.

ITEM 1. ELECTION OF DIRECTORS

Nominees for Directors

The Company’s articles of incorporation provide that the Board of Directors can set the number of directors, but also provide that the Board of Directors must have no less than three nor more than nine directors. The Board of Directors is presently comprised of nine members. The Board of Directors has set the number of directors to serve at nine, which means that nine directors will be elected at the Annual Meeting and will serve a term expiring at the next annual meeting or until a successor is selected. Each of the nominees is currently a director and has served continuously since joining the Board.

The Board of Directors has no reason to doubt the availability of the nominees, and all have indicated their willingness to serve as a director of the Company if elected. If any nominee becomes unavailable or unwilling to serve as a director for any reason, the person named as proxy on the Proxy Card is expected to consult with the Nominating Committee of the Company in voting the shares represented by the proxies, including voting for a substitute nominee.

In connection with a $30 million investment by RES in the Series C convertible preferred stock, the Company and RES entered into Directors Designation Agreement dated February 1, 2012. Pursuant to the agreement, RES may appoint up to four directors for the Board of Directors based on RES’s voting power on a fully diluted basis (exclusive of the warrants held by RES). RES may appoint the following number of directors if it owns the indicated percentage of voting power:

Voting Power	No. of Directors
34%	4
22% or more but less than 34%	3
14% or more but less than 22%	2
7% or more but less than 14%	1

RES holds 34% of the Company voting stock and is entitled to appoint four directors to the Board. Pursuant to the designation of RES, the Board on February 1, 2012 appointed Messrs. Elsztain, Friend, Landry, and Sabin as members of the Board.

The Company has also agreed that the Board will be maintained at no more than nine members. RES has agreed to vote for the election of Messrs. Borgmann, Dayton, Latham, Walters and Whittemore and their successors as nominated by the Nominating Committee of the Board. One of the directors designated by RES will be appointed to the Nominating Committee. As long as RES beneficially owns 7% or more of the voting power of the capital stock of the Company, the RES designees will be nominated and recommended for election at each annual meeting of the Company stockholders.

The names of the director nominees, and certain information about them, are set forth below.

Steve H. Borgmann, Director. Mr. Borgmann joined the Company’s Board in October 1999, and since the merger between the former Supertel and the Company he has been engaged in developing and owning apartment buildings. Mr. Borgmann, age 67, was a founder, director and the Executive Vice President of former Supertel. Prior to the merger, Mr. Borgmann had been involved in acquiring, developing, owning, managing and operating limited service hotels for the former Supertel or its predecessors since 1978. Mr. Borgmann is a graduate of the University of Nebraska-Lincoln. Mr. Borgmann’s experience as a developer of real estate and as a founder of the former Supertel greatly assists the conduct, development, and operation of the Company’s business.

Committee: Nominating

Allen L. Dayton, Director. Mr. Dayton joined the Company’s Board in May 2003, upon election by the Company’s shareholders. Mr. Dayton, age 64, has been Chairman of the Board of Video Service of America since 1977 and Southern Improvement Company since 2000. Mr. Dayton is a private investor and his investment holdings include positions in companies operating in the printing, cable television, distribution and real estate industries. Mr. Dayton was previously Chairman of the Kellogg Savings Bank. Mr. Dayton sits on the boards of several business schools, and also serves as a Trustee of the University of Nebraska Foundation. Mr. Dayton’s experience as a private investor provides the Board with valuable insight on stockholder interests and sources of capital.

Committee: Compensation

Daniel R. Elsztain, Director. Mr. Elsztain, age 40, obtained a degree in Economic Sciences from the Torcuato Di Tella University and has a Masters in Business Administration from the Austral IAE University. At present, he is a member of the board of IRSA Inversiones y Representaciones Sociedad Anónima (“IRSA”), a real estate public company listed both on the New York Stock Exchange (“NYSE”) and the Buenos Aires Stock Exchange (“BASE”), as well as its Chief Operating Officer and other executive capacities since 2004. He is a board member of Alto Palermo S.A. (APSA), a retail public company listed both on NASDAQ and BASE. His extensive experience in IRSA’s real estate operations and his participation on other public company boards provides the Board with a source of substantial lodging and real estate knowledge.

Committees: Investment

James H. Friend, Director. Mr. Friend, age 61, has been president and CEO of Friend Development Group, LLC since 1997 and has been actively involved in the hotel and real estate business for more than 25 years. Mr. Friend has extensive experience in the development process, including ground-up development, renovations, adaptive re-use and mixed-use developments. He has particular expertise developing and financing complicated real estate projects in urban and suburban areas. Mr. Friend has arranged financing for hotel and other real estate projects in excess of $500 million. He has worked closely with all major hotel brands, including Hilton, Marriott, Hyatt, Starwood, Intercontinental, Wyndham and Choice. He also has experience working with numerous luxury and independent luxury hotel brands as well as with branded and unbranded boutique hotels. Mr. Friend has partnered with major institutions, investment funds, high net worth families and significant hotel investment groups. He has advised NYSE companies, REIT’s, banks, hedge funds and privately held companies in a wide range of real estate product types, including hotels, retail, assisted living, multi-family and mixed-use development.

Mr. Friend is a graduate of Stanford University and the Northwestern University School of Law. He is a member of the Bar of the State of New York. He has served on various philanthropic boards, including the board of directors of the Stanford Alumni Association and currently is the chairman of the Stanford New York Alumni Board. He also has served as an adjunct professor at the Tisch Center for Hospitality, Tourism and Sports Management at New York University.

Mr. Friend’s years of work in the hotel and real estate industry provides the Board with a diverse and unique source of hotel and real estate knowledge.

Committees: Audit, Nominating

Donald J. Landry, Director. Mr. Landry, age 64, is president and owner of Top Ten, an independent hospitality industry consulting company. Mr. Landry has over forty years of lodging and hospitality experience in a variety of leadership positions. Most recently, Mr. Landry was the Chief Executive Officer, President and Vice Chairman of Sunburst Hospitality Inc. Mr. Landry has also served as President of Choice Hotels International, Inc., Manor Care Hotel Division and Richfield Hotel Management. Mr. Landry currently serves on the corporate advisory boards of Campo Architects, UniFocus and Windsor Capital Group, Quantum Leap and numerous nonprofit boards. Mr. Landry is a member of the board of trustees of Hersha Hospitality Trust. Mr. Landry is a frequent guest lecturer at Johnson and Wales University and the University of New Orleans. Mr. Landry holds a bachelor of science from the University of New Orleans, which awarded him Alumnus of the Year in 1999. Mr. Landry is a Certified Hotel Administrator.

Mr. Landry’s 43 years of experience in the lodging and real estate industries, including his roles as Chief Executive Officer, President and Vice Chairman of Sunburst Hospitality Inc. and President of Choice Hotels International, Inc., Manor Care Hotel Division and Richfield Hotel Management provides the Board with an experienced source on lodging and real estate industries.

Committee: Investment

William C. Latham, Chairman of the Board. Mr. Latham has served as a director of the Company since December 2008. Mr. Latham, age 79, is the founder and Chairman of the Board of Budget Motels, Inc. since 1972. Budget Motel, Inc. owns and operates multiple hotels in several states. Mr. Latham was previously a member of the Board of Directors and served as Chairman of the Commonwealth Savings and Loan Association in Manassas, Virginia. Mr. Latham currently sits on several advisory boards and is an active member of the Virginia Tech Foundation’s Board of Directors and its audit committee. Mr. Latham is a graduate of Virginia Polytechnic Institute. He has been active in the ownership and management of hotels since 1972 and, as a veteran of hotel operations and with many years of experience from serving on business and advisory boards, he provides the Board with experienced leadership in his role as Chairman of the Board and is a significant resource for Company operations.

Committee: Nominating

John M. Sabin, Director. Since May 2011, Mr. Sabin, age 58, has been the Executive Vice President and Chief Financial Officer of Revolution LLC as well as the Chief Financial Officer of The Stephen Case Foundation and the Case Family Office. Previously he was the Chief Financial Officer and General Counsel of Phoenix Health Systems, Inc. a private healthcare information technology outsourcing and consulting firm, from October 2004 to May 2011. Mr. Sabin was the Chief Financial Officer, General Counsel and Secretary of NovaScreen Biosciences Corporation, a private bioinformatics and contract research biotech company which was subsequently acquired by Caliper Life Sciences, from January 2000 to October 2004. Prior to joining NovaScreen, Mr. Sabin served as a finance executive with Hudson Hotels Corporation, Vistana, Inc., Choice Hotels International, Inc., Manor Care, Inc. and Marriott International, Inc. all of which were public companies at the time of his service. In his professional life Mr. Sabin has had commercial lease experience with a national law firm, transactional real estate experience with national hospitality and health care firms, commercial real estate financing experience, IPO experience, as well as experience as an audit committee and board member of several other public companies. Mr. Sabin is a member of the board of trustees of Hersha Hospitality Trust. Mr. Sabin has received Bachelor of Science degrees in Accounting and in University Studies; a Masters of Accountancy and a Masters in Business Administration from Brigham Young University, and he also received a Juris Doctor from the J. Reuben Clark Law School at Brigham Young University. Mr. Sabin is a licensed CPA and is admitted to the bar in several states.

Mr. Sabin’s qualifications include substantial hospitality industry experience, as well as his substantial legal, finance and accounting experience. His current and prior service as both General Counsel and Chief Financial Officer of various companies provides the Board with valuable insights with respect to finance, accounting, legal and corporate governance matters.

Committees: Audit, Compensation, Investment

Kelly A. Walters, Director, President and Chief Executive Officer. Mr. Walters joined the Company and became President and Chief Executive Officer on April 14, 2009. Mr. Walters, age 52, is a former Senior Vice President from October 2006 to April 2009 for North Dakota-based Investors Real Estate Trust (IRET), a self-

advised equity real estate investment trust. Prior to IRET, he was Senior Vice President and Chief Investment Officer from 1993 to 2006 of Omaha-based Magnum Resources, Inc., a privately held real estate investment and operating company. Preceding Magnum Resources, Mr. Walters was an officer and senior portfolio manager at Brown Brothers Harriman & Company in Chicago. He also held investment positions with Peter Kiewit Sons’ Inc. He holds a B.S.B.A. degree in banking and finance from the University of Nebraska at Omaha and an EMBA from the University of Nebraska. Mr. Walters’ experience with real estate investment trusts and many years of experience in real estate investment provides the Board with extensive knowledge of the operation of real estate investment trusts and real estate investments.

Committee: Investment

George R. Whittemore, Director. Mr. Whittemore has served as a director of the Company since November 1994. Mr. Whittemore, age 63, retired, served as President and Chief Executive Officer of the Company until August 15, 2004. Mr. Whittemore served as Senior Vice President and director of both Anderson & Strudwick, Incorporated, a brokerage firm based in Richmond, Virginia, and Anderson & Strudwick Investment Corporation, from October 1996 until October 2001. Anderson & Strudwick has served as an underwriter for Company public stock offerings. He served as a director and the President and Managing Officer of Pioneer Federal Savings Bank and its parent, Pioneer Financial Corporation, from September 1982 until August 1994, when these institutions were acquired by a merger with Signet Banking Corporation (now Wells Fargo Corporation). Mr. Whittemore was appointed President of Mills Value Adviser, Inc., a registered investment advisor, in April 1996. Mr. Whittemore is currently a director of Village Bank & Trust in Richmond, Virginia, Lightstone Value Plus Real Estate Investment Trust, Inc. and Lightstone Value Plus Real Estate Investment Trust II, Inc. and serves on the audit committee of all of these companies. Mr. Whittemore is a graduate of the University of Richmond. Mr. Whittemore’s experience as a director of real estate trusts and as a former chief executive of the Company provides significant assistance to the Board in the oversight of Company business and the conduct of Company operations as a real estate investment trust.

Committees: Audit, Compensation, Investment

Unless authority for the above nominees is withheld, the person named as proxy on the Proxy Card will vote the shares represented by the enclosed proxy card, if executed and returned, “for” the election of the nominees named above.

The Board of Directors Unanimously Recommends a Vote “FOR” each of the Nominees.

COMPENSATION DISCUSSION AND ANALYSIS

The following compensation discussion and analysis provides information which the Compensation Committee of the Board of Directors (the “Committee”) believes is relevant to an assessment and understanding of compensation awarded to, earned by or paid to the Company’s executive officers listed in the summary compensation table (named executive officers). This discussion should be read in conjunction with the summary compensation table and related tables below.

Messrs. Jung and Frandeen resigned from the Board of Directors (the “Board”) and the Committee on January 31, 2012, and on February 1, 2012 the Board appointed Messrs. Dayton and Sabin to the Committee.

Compensation Overview and Objective. The Committee has the responsibility for developing and maintaining an executive compensation policy for named executive officers that creates a direct relationship between pay levels and corporate performance and returns to shareholders. The objective of the Company’s compensation program is to attract and retain a high caliber of management who will manage the Company in a manner that will promote its goals to achieve long term profitability and to advance the interest of the Company’s shareholders. The Committee believes that the performance in 2012 of the named executive officers indicate their commitment to achieving such goals for the Company and its shareholders. The compensation program for named executive officers seeks to achieve the objective of retaining a high caliber of management by:

•	providing overall competitive pay levels,

•	creating proper incentives to enhance shareholder value,

•	rewarding superior performance, and

•	compensating at levels that are justified by the returns available to shareholders.

Compensation Practices. The Committee reviews and evaluates the performance of the executive officers during the year, and will award cash bonuses or long-term incentives for significant performance.

The Company shareholders adopted the Supertel 2006 Stock Plan in 2006 for the benefit of its named officers and other employees. The plan, approved by the Company shareholders, is the only equity based compensation plan adopted by the Company. The Company does not have a pension plan. The Company’s executive officers may participate in its 401(k) Plan on the same terms as other participating employees. The Company does not maintain a perquisite program for its executive officers.

Employment Agreements

On November 17, 2009 the Company entered into employment agreements, approved by the Committee, with the named executive officers, Kelly A. Walters, the Company’s Chief Executive Officer; Corrine L. Scarpello, the Company’s Chief Financial Officer; Steven C. Gilbert, the Company’s Chief Operating Officer; and David L. Walter, the Company’s Senior Vice President and Treasurer. In connection with the $30 million investment by Real Estate Strategies L.P. (“RES”) in preferred stock of the Company, the Company and the executives entered into new employment agreements on February 1, 2012. The new agreements maintain the named executive officers’ 2011 base salaries and are generally in the form of the executives’ previous employment agreements except for increase in the term of the agreements and the addition of severance payments in the event the Company terminates the executive’s employment or the executive terminates employment for good reason. The employment agreements of Mr. Walters and Ms. Scarpello terminate on January 31, 2015. Their severance payment is three times their base salary. The employment agreements of Mr. Walter and Mr. Gilbert terminate on January 31, 2014. Their severance payment is two times their base salary. Severance amounts for all four executives reduce by six months during each year of employment. One-third of the severance will be paid in the form of the Company’s equity to the extent available from shareholder approved plans. David Walter retired on February 28, 2013 and his employment agreement terminated without the payment of severance.

As with the prior agreements, the new employment agreements provide that base salaries will be reviewed annually and further provide that the executives will be considered for cash bonuses and option grants annually. Any such bonus is to be based on the recommendation of the Committee and any such option grant is to be made in the sole discretion of the Committee.

Components of Compensation. The Company’s executive compensation has three components, each of which is intended to support the overall compensation objective of retaining a high caliber of management. The three components are base salary, annual bonuses, and equity incentives. Since 2006, the Company has had the ability to use equity incentives in the compensation program for named executive officers. The Company paid cash and equity compensation in 2012 to its named executive officers.

Base Salary. Base salary is targeted to be competitive to attract and retain executives qualified to manage a hotel REIT. Base salary is intended to compensate the executive for satisfying the requirements of the position. Salaries for executive officers are reviewed by the Committee on an annual basis and may be changed based on the individual’s performance or a change in competitive pay levels in the marketplace.

Historically the Committee reviews with the Chief Executive Officer an annual salary plan for the Company’s executive officers (other than the Chief Executive Officer). The salary plan is modified as deemed appropriate and approved by the Committee. The annual salary plan is developed by the Chief Executive Officer and is based on his judgment as to the past and expected future contributions of the individual executive. The Committee reviews and establishes the base salary of the Chief Executive Officer based on the Committee’s assessment of his past performance, leadership in the conduct of the Company’s business, and its expectation as to his future contribution in directing the long-term success of the Company.

Pursuant to employment agreements entered into with the named executive officers in connection with the $30 million investment by RES in preferred stock of the Company, the base salaries of the named executive officers were maintained in 2012 at 2011 levels. In connection with the termination of Mr. Walters’ fees as a director, the Committee in December 2012 approved an increase of Mr. Walters’ base salary from $262,000 to $290,000 for 2013. The annual base salaries for the other continuing named executives in 2013 remain at $200,100 for Ms. Scarpello and $144,000 for Mr. Gilbert.

Annual Bonuses. No discretionary cash bonuses were awarded to the named executive officers in 2012.

Equity Incentive Plan. Equity stock incentives are provided primarily through grants of stock options to executive officers pursuant to the shareholder approved the Company 2006 Stock Plan. The Committee recognizes the value of equity incentives in assisting the Company in the hiring and retaining of management personnel and in enhancing the long-term mutuality of interest between the Company shareholders and its directors, officers and employees. Stock options are granted at the market value on the date of the grant and have value only if the Company’s stock price increases. Employees must be employed by the Company at the time of vesting in order to exercise the options.

In March 2012, the Committee granted a conditional award of 25,000 shares of restricted common stock to Kelly Walters, President and Chief Executive Officer and 20,000 shares of restricted common stock to Corrine Scarpello, Senior Vice President and Chief Financial Officer. The shares are conditioned on continued employment of the executive, and the restriction will lapse and the shares will vest in 50% increments on each of the first anniversary and second anniversary of issuance. The awards were granted in recognition of their efforts in completing the $30 million investment by RES in February 2012.

In December 2012, the Committee approved an award of 25,000 stock options to Mr. Walters and 20,000 stock options to Ms. Scarpello. The awards were granted in recognition of their efforts in advancing the Company’s strategic plan and the successful refinancing of a significant debt of the Company maturing in December 2012.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

George R. Whittemore, Chairman Allen L. Dayton John M. Sabin

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Kelly A. Walters	2012	262,000	0	22,500	9,750	36,300	330,550
Chief Executive Officer	2011	262,000	0	0	0	37,800	299,800
	2010	262,000	0	0	7,000	22,430	291,430
Corrine L. Scarpello	2012	200,100	0	18,000	7,800	8,004	233,904
Chief Financial Officer	2011	200,100	0	0	0	8,004	208,104
	2010	145,000	0	0	7,000	5,800	157,800
Steven C. Gilbert	2012	144,000		0	0	5,760	149,760
Chief Operating Officer	2011	144,000	0	0	0	5,760	149,760
	2010	120,000	0	0	7,000	4,824	131,824
David L. Walter (3)	2012	147,000	0	0	0	5,880	152,880
Senior Vice President and Treasurer	2011	147,000	0	0	0	5,880	152,880
	2010	140,000	0	0	7,000	5,600	152,600

(1)	These columns reflect the grant date fair value of the stock awards and stock options granted in accordance with FASB Accounting Standards Codification Topic 718. See footnote 12 to the Company’s consolidated financial statements for the assumptions used in the valuation of these awards.

(2)	Amounts for the named executive officers represent contributions credited by the Company during 2012, 2011, and 2010 to its 401(k) plan. Amount for Mr. Walters also includes director fees of $26,500, $28,000 and $14,368, respectively, earned by him during 2012, 2011 and 2010. Mr. Walters no longer receives director fees.

(3)	Mr. Walter retired February 28, 2013.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Kelly A. Walters	20,000	0	1.54	Nov. 17, 2013	25,000	25,500
Chief Executive Officer	20,000	0	1.42	Dec. 2, 2014
	0	25,000	0.98	Dec. 4, 2015
Corrine L. Scarpello	17,500	0	1.54	Nov. 17, 2013	20,000	20,400
Chief Financial Officer	20,000	0	1.42	Dec. 2, 2014
	0	20,000	0.98	Dec. 4, 2015
Steven C. Gilbert	17,500	0	1.54	Nov. 17, 2013
Chief Operating Officer	20,000	0	1.42	Dec. 2, 2014
David L. Walter	17,500	0	1.54	Nov. 17, 2013
Senior Vice President and Treasurer	20,000	0	1.42	Dec. 2, 2014

(1)	The options expiring on November 17, 2013 vested on June 30, 2010; options expiring on December 2, 2014 vested on June 30, 2011; and options expiring on December 4, 2015 will vest on June 4, 2013.

(2)	The restricted shares for Mr. Walters and Ms. Scarpello vest in 50% increments on May 22, 2013 and May 22, 2014. Market value is based on the closing price of the common stock on December 31, 2012.

Potential Payments Upon Termination or Change-in-Control

The employment agreements with the named executive officers provide for the payment of severance in the event the Company terminates the named executive officer’s employment without cause or the executive terminates employment for good reason. “Cause” means (a) an unlawful or criminal act by the executive involving moral turpitude or resulting in a financial loss to Employer, or upon conviction of a felony; or (b) subject to certain cure rights of the executive, the executive fails to obey written directions delivered to the executive by the Board or Chief Executive Officer, or the executive commits a material breach of any of the covenants, terms and provisions of the agreement. “Good Reason” means, subject to certain exceptions and cure rights of the Company, the occurrence of one of the following events, without the Employee’s prior written consent, (a) a material diminution in the executive’s duties or responsibilities or any material demotion of the executive, (b) a requirement that the executive work principally from a location outside the 50 mile radius of the current Company offices in Norfolk, Nebraska or Omaha, Nebraska, (c) a material reduction in the executive’s base salary, or (d) upon a change of control of the Company, the Company’s failure to obtain an agreement from any successor of the Company to assume the employment agreement.

The employment agreements of Mr. Walters’ and Ms. Scarpello’s terminate on January 31, 2015. Their severance payment is three times their base salary. The employment agreement of Mr. Gilbert’s terminates on January 31, 2014. His severance payment is two times his base salary. Severance amounts for all four executives reduce by six months during each year of employment. One-third of the severance will be paid in the form of the Company’s equity to the extent available from shareholder approved plans. David Walter retired on February 28, 2013 and his employment agreement terminated without payment of severance.

If on the last day of fiscal 2012 the Company discharged the executive without cause or the executive terminated for good reason then each of the executives would have received a multiple of their current base salary, aggregating for each such executive: Mr. Walters — $786,000; Ms. Scarpello — $600,300; Mr. Walter — $294,000; and Mr. Gilbert — $288,000.

The Company’s shareholder-approved stock plan provides that all outstanding options become immediately exercisable in the event of a change in control. A change in control, defined specifically in the Company’s shareholder-approved stock plan, generally occurs if: (i) a person, entity or group (excluding Company plans) acquires 50% or more of the Company’s common stock or total voting power of the Company’s voting securities; (ii) incumbent directors or their replacements (whose election or nomination was approved by at least a majority of then incumbent directors) cease to constitute a majority of the board; (iii) a reorganization, merger, consolidation, or sale of substantially all of the Company’s assets occurs unless the Company’s shareholders prior to the transaction own after the transaction 50% or more of the voting power of the Company’s securities; and (iv) the Company is liquidated or dissolved. If such a change in control had occurred on the last day of fiscal 2012, the incremental value (fair market value of company common stock on such date less exercise price) of unvested options held by the named executed officers would have been: Mr. Walters — $1,000 and Ms. Scarpello — $800; and the value of unvested restricted stock for the named executive officers would have been: Mr. Walters — $25,500 and Ms. Scarpello — $20,400. The unvested stock options for such individuals and the unvested restricted stock for such individuals are set forth in the Outstanding Equity Awards at Fiscal Year-End table.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Total ($)
Steve H. Borgmann	25,690	0	0	25,690
Allen L. Dayton	26,000	0	0	26,000
Daniel R. Elsztain	22,797	6,874	0	29,671
Richard A. Frandeen*	2,703	0	0	2,703
James H. Friend	25,107	0		25,107
Patrick J. Jung*	2,958	0	0	2,958
Donald J. Landry	27,797	10,310		38,107
William C. Latham	27,310	0	0	27,310
John M. Sabin	26,418	6,874		33,292
Paul J. Schulte*	2,703	0	0	2,703
George R. Whittemore	28,500	6,874	0	35,374
Jeffrey M. Zwerdling*	2,331	0	0	2,331

*	Messrs. Frandeen, Jung, Schulte and Zwerdling resigned from the Board of Directors on January 31, 2012.

Each director in 2012 received an annual retainer of $20,000. Additionally, directors received fees of $1,000 per board meeting attended in person and $500 per telephonic board meeting. Committee chairmen received compensation as follows: Audit Committee chairman annual retainer of $3,000; Compensation Committee chairman annual retainer of $1,500 and Investment Committee Chairman annual retainer of $1,500. Each Audit Committee member, other than the chairman, receives a fee of $375 per quarter. Mr. Landry, Chairman of the Investment Committee, also received fees of $4,000 for multi-day meetings and on-site review of potential hotel acquisitions. Directors fees paid to Mr. Walters are reported in the summary compensation table.

Commencing February 16, 2012, the Investment Committee chairman receives a monthly fee of $750. Each member of the Investment Committee who is an independent director, other than the chairman, receives a monthly fee of $500. The fees to the Investment Committee are paid quarterly in arrears in common stock issued under the 2006 Stock Plan, based on a value per share equal to the average of the closing price of the common stock during the first 20 trading days of the year.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is comprised of three Directors, each of whom satisfies the independence and financial literacy requirements of the Nasdaq Stock Market listing standards. The Board of Directors has determined that Mr. Sabin and Mr. Whittemore are audit committee financial experts (as defined by the Securities and Exchange Commission). The Audit Committee operates under a written charter adopted by the Board of Directors. The Audit Committee reviews and reassesses the charter annually and recommends any changes to the Board for approval. Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with U.S. generally accepted auditing standards and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. In this context, the Audit Committee has met and held discussions with management and KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2012.

Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and KPMG.

The Audit Committee received from and discussed with KPMG the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee also discussed with KPMG any matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board relating to communications between the Audit Committee and the independent auditors.

Based upon the Audit Committee’s discussions with management and KPMG and the Audit Committee’s review of the representation of management and the report of KPMG to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission.

The Audit Committee appointed KPMG to serve as the Company’s independent registered public accounting firm for fiscal year 2013, subject to shareholder approval.

THE AUDIT COMMITTEE

John M. Sabin, Chairman James H. Friend George R. Whittemore

ITEM 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is asking its shareholders to provide advisory approval of the compensation paid to named executive officers. Shareholders are being asked to vote on the following resolution:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2013 annual meeting of stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related narrative discussion.

The Company believes that its compensation programs have served to achieve the objectives of providing overall competitive pay levels, creating proper incentives to enhance shareholder value, rewarding superior performance, and compensating at levels that are justified by the returns available to shareholders.

The Company encourages shareholders to read about its compensation objectives and components of compensation in the Compensation Discussion and Analysis. Some of the more significant elements of the compensation practices are these:

•	Base salary targeted to be competitive to attract and retain executives qualified to manage a hotel REIT.

•	Consideration of annual bonus based on Company performance.

•	Equity incentives of stock options and restricted stock in enhancing the long-term mutuality of interest between shareholders and executives.

The Company does not maintain a pension plan or a perquisite program for executive officers. The Company’s stock plan prohibits option repricing.

Pursuant to employment agreements entered into with the named executive officers in connection with negotiations with RES for a $30 million investment in Company preferred stock, the base salaries of the named executive officers were maintained in 2012 at 2011 levels.

The Compensation Committee approved awards of 25,000 and 20,000 shares of restricted stock to Mr. Walters and Ms. Scarpello, respectively, for efforts in completing the $30 million investment by RES.

To enhance shareholder value, the Company is engaged in a strategic plan to dispose of non-strategic assets, improve its balance sheet, and acquire upper midscale and upperscale properties. In 2012 under the management of the named executive officers, the Company sold 15 non-strategic hotels and acquired a 100 room upper midscale hotel. Additionally, under the management of the named executive officers, the Company refinanced significant debt that was maturing in December 2012. In recognizing this performance, the Compensation Committee awarded 25,000 stock options to Mr. Walters, and 20,000 stock options to Ms. Scarpello in December 2012.

As a result of the efforts of the named executive officers, the Company progressed with its strategic plan, received significant equity investment and refinanced significant debt in 2012.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is nonbinding on the Board of Directors. Although non-binding, the board of directors and the Compensation Committee will review and consider the voting results when making future decisions regarding the Company’s executive compensation programs.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF ITEM 2.

ITEM 3: ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Company is asking shareholders to vote on whether future advisory votes on executive compensation, of the nature reflected in Item 2 above, should occur every year, every two years, or every three years. You should choose from the following alternatives: every one year, every two years, every three years, or you may abstain.

The board of directors, upon recommendation of the Compensation Committee, has determined that an advisory vote on executive compensation that occurs every three years is the most appropriate alternative for the Company at this time.

In formulating its recommendation, the board of directors considered that an advisory vote every three years on executive compensation will allow our shareholders to provide their direct input on the Company’s compensation philosophy, policies and practices as disclosed in the proxy statement. Holding an advisory vote every three years on executive compensation provides the Company with appropriately timed feedback on the Company compensation practices. Consideration every three years by the shareholders of executive compensation allows long-term focus and evaluation of the impact of the Company’s long-term hospitality investments on shareholder value. Shareholders should realize that because the advisory vote on executive compensation occurs well after the beginning of a compensation year, in most cases it may not be feasible to change any executive compensation program for that year in consideration of such advisory vote on executive compensation.

Shareholders will be able to specify one of four choices with respect to this proposal on the proxy card: one year, two years, three years, or abstain. The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the shareholder-approved frequency selection for the advisory vote on executive compensation. The vote is advisory and not binding; however, the Board of Directors and the Compensation Committee will carefully review the voting results. Notwithstanding the Board of Directors’ recommendation and the outcome of the shareholder vote, the Board of Directors in the future may decide to conduct advisory votes on a more or less frequent basis than the option receiving the most votes cast in 2013 by the shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EVERY THREE YEARS ON THE FREQUENCY OF THE EXECUTIVE COMPENSATION VOTE.

ITEM 4. RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents the fees for professional audit services rendered by KPMG LLP for the audit of the Company’s consolidated financial statements for the fiscal years ended December 31, 2012 and 2011, and fees billed for other services rendered by KPMG during those periods.

Year Ended December 31,	2012	2011
Audit Fees(1)	$329,015	$318,510
Audit Related Fees	0	0
Tax Fees(2)	113,650	149,470
All Other Fees	0	0

Total	$442,665	$467,980

(1)	Includes fees billed for professional services rendered by KPMG for the audit of the Company’s fiscal 2012 and 2011 annual financial statements, and review of the Company’s quarterly financial statements during 2012 and 2011.

(2)	Includes fees billed for professional services rendered by KPMG for tax compliance, tax advice, and tax planning.

The Audit Committee has determined that the provision of the non-audit services performed by KPMG during the 2012 and 2011 fiscal years is compatible with maintaining KPMG’s independence from the Company.

Pursuant to the terms of the Company’s Audit Committee Charter, the Audit Committee is responsible for the appointment, compensation and oversight of the work performed by the Company’s independent accountants. The Audit Committee, or a designated member of the Audit Committee, must pre-approve all audit (including audit-related) and non-audit services performed by the independent accountants in order to assure that the provisions of such services do not impair the accountants’ independence. The Audit Committee has delegated interim pre-approval authority to Mr. Sabin, Chairman of the Audit Committee. Any interim pre-approval of permitted non-audit services is required to be reported to the Audit Committee at its next scheduled meeting.

KPMG’s principal function is to audit the consolidated financial statements of the Company and its subsidiaries and, in connection with that audit, to review certain related filings with the SEC and to conduct limited reviews of the financial statements included in the Company’s quarterly reports.

The Audit Committee has appointed KPMG as the Company’s independent registered public accounting firm for fiscal year 2013 and requests that shareholders ratify this appointment. A representative of KPMG is expected to be present at the Annual Meeting and will have the opportunity to make a statement and to respond to appropriate questions. In the event the shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee.

The Board of Directors Recommends a Vote “FOR” Ratification of the Selection of KPMG as the Company’s Independent Accountants for Fiscal Year 2013.

ITEM 5: APPROVAL OF AN AMENDMENT TO THE ARTICLES OF INCORPORATION TO AUTHORIZE THE BOARD OF DIRECTORS TO EFFECT A REVERSE STOCK SPLIT OF COMMON STOCK

The Board of Directors has adopted, and recommends that shareholders approve an amendment to the Company’s Articles of Incorporation to effect a reverse split of the Company’s common stock at a reverse split ratio ranging from 1-for-4 to 1-for-8 shares of common stock (the “Reverse Stock Split Proposal”).

The Reverse Stock Split Proposal

The form of the proposed amendment to the Company’s Articles of Incorporation to effect the reverse stock split is attached to this Proxy Statement as Appendix A. Under the terms of the Reverse Stock Split Proposal, the Board will be given the authority to determine whether and when to implement the proposed amendment (up to May 21, 2014). If and when a reverse stock split is implemented the Board will determine some amount, ranging from 1-for-4 to 1-for-8 shares of common stock, that will be combined into one share of common stock (the “Reverse Stock Split”). If the Reverse Stock Split Proposal is approved by the shareholders, the Board of Directors will determine, prior to the filing of the amendment with the Virginia State Corporation Commission, whether such an action is in the best interest of the shareholders, and if so, when the Reverse Stock Split shall occur and the ratio for such split. The Board will consider, among other things, the market price and liquidity of the common stock prior to implementing the Reverse Stock Split.

No fractional shares of common stock will be issued in connection with any Reverse Stock Split. A shareholder who would otherwise have been entitled to a fractional share of common stock will be entitled to receive a cash payment (without interest) in lieu of such fractional share in an amount determined by multiplying (i) the fractional share interest to which such shareholder would otherwise be entitled by (ii) the last reported sale price, or the closing price, of the Company’s common stock on the NASDAQ Global Market (or any other exchange or system on which the Company’s common stock is then listed or traded) on the day immediately preceding the effective date of the Reverse Stock Split.

Reasons for the Proposal

The Board of Directors is submitting the Reverse Stock Split Proposal to shareholders for approval with the primary intent of increasing the trading price of the common stock. If approved by the shareholders and implemented by the Board, the Reverse Stock Split is anticipated to enhance liquidity. Accordingly, we believe that providing the Board with the ability to effect the Reverse Stock Split is in the Company’s and the shareholders’ best interests.

The closing price of the common stock on April 12, 2013 was $1.11 per share. We believe that the Reverse Stock Split, if implemented, will make the common stock more attractive to a broader range of institutional and other investors, as we believe that the current market price of the common stock may affect its acceptability to certain institutional investors, professional investors and other members of the investing public. Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. In addition, some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Moreover, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of common stock can result in individual shareholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. We believe that, if approved and implemented by the Board of Directors, a Reverse Stock Split will make the common stock a more attractive and cost effective investment for many investors, which will enhance the liquidity of the holders of the common stock.

Reducing the number of outstanding shares of the common stock through the Reverse Stock Split is intended, absent other factors, to increase the per share market price of the common stock. However, other factors, such as the Company’s financial results, market conditions and the market perception of the Company’s business may adversely affect the market price of the common stock. As a result, there can be no assurance that the Reverse Stock Split, if implemented, will result in the intended benefits described above, that the market price of the common stock will increase following the Reverse Stock Split or that the market price of the common stock will not decrease in the future. Additionally, we cannot assure you that the market price per share of the common stock after a Reverse Stock Split will increase in proportion to the reduction in the number of shares of the common stock outstanding before the Reverse Stock Split. Accordingly, the total market capitalization of the common stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split.

If the shareholders approve the Reverse Stock Split Proposal at the annual meeting, the Board will have authority to implement the Reverse Stock split until the close of business on May 21, 2014. Following such date, the Board will cease to have authority to implement the Reverse Stock Split in connection with such approval.

Board Discretion to Implement the Reverse Stock Split

If the proposed amendment is approved by shareholders, it will be implemented, if at all, only upon a determination by the Board of Directors that a reverse stock split, at a ratio determined by the Board of Directors within the range of 1-for-4 to 1-for-8 shares of common stock, is in the best interests of the shareholders. The Board of Directors’ determination as to whether such a split will be implemented and, if so, the effective time and the ratio of such split, will be based upon several factors, including existing and expected marketability and liquidity of the common stock, prevailing market conditions and the likely effect on the market price of the common stock. If the Board of Directors determines to implement the Reverse Stock Split, the Board will consider various factors in selecting the ratio, including the overall market conditions at the time and the recent trading history of the common stock.

Effect of the Reverse Stock Split on Holders of Outstanding Common Stock

In connection with the Reverse Stock Split, 4 to 8 shares of existing common stock will be combined into one share of common stock. The number of shares of common stock issued and outstanding will therefore be reduced. The table below illustrates the effect of the Reverse Stock Split on the total number of common stock shares, within the authorized range of 1-for-4 to 1-for-8 shares of common stock, expected to be outstanding after the completion of the Reverse Stock Split. As of the date hereof, there are 23,151,912 shares of common stock outstanding.

Reverse Stock Split Ratio	Common Stock Following the Reverse Stock Split
1-for-4	5,787,978
1-for-5	4,630,382
1-for-6	3,858,652
1-for-7	3,307,416
1-for-8	2,893,989

If implemented, the Reverse Stock Split will affect all holders of common stock uniformly and will not affect any shareholder’s percentage ownership interest in the Company. In addition, the Reverse Stock Split will not affect any shareholder’s proportionate voting power.

The Reverse Stock Split may result in some shareholders owning “odd lots” of less than 100 shares of common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

If the Reverse Stock Split is implemented, after the effective time of such reverse split, the common stock will have a new Committee on Uniform Securities Identification Procedures (CUSIP) number, which is a number used to identify the equity securities, and stock certificates with the older CUSIP number will need to be exchanged for stock certificates with the new CUSIP number by following the procedures described below.

After the effective time of the Reverse Stock Split, we will continue to be subject to the periodic reporting and other requirements of the Securities Exchange Act of 1934, as amended. The common stock will continue to be listed on the NASDAQ Global Markets under the symbol “SPPR”.

Beneficial Holders of Common Stock (i.e., shareholders who hold shares in street name)

If the Reverse Stock Split is implemented, we intend to treat shares held by shareholders through a bank, broker, custodian or other nominee in the same manner as registered shareholders whose shares are registered in their names. Banks, brokers, custodians or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding common stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures than registered shareholders for processing the Reverse Stock Split and making payment for fractional shares. Shareholders who hold shares of common stock with a bank, broker, custodian or other nominee and who have any questions in this regard are encouraged to contact their banks, brokers, custodians or other nominees.

Issuance of New Book-Entry Shares; Exchange of Certificates

If the shareholders approve the Reverse Stock Split Proposal and the Board of Directors determines that it is in the best interests of the Company to effect the reverse stock split, the Company will communicate to the shareholders and the public, prior to effectiveness of the reverse stock split, additional details regarding the reverse stock split, including the specific reverse split ratio selected by the Board of Directors, information regarding the issuance of new book-entry shares, information regarding the exchange of old stock certificates representing pre-split shares for new stock certificates representing post-split shares and information regarding the sale of fractional share interests by the Company’s transfer agent. SHAREHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL REQUESTED TO DO SO BY THE COMPANY OR THE COMPANY’S TRANSFER AGENT.

Fractional Shares

No fractional shares of common stock will be issued in connection with any Reverse Stock Split. A shareholder who would otherwise have been entitled to a fractional share of common stock will be entitled to receive a cash payment (without interest) in lieu of such fractional share in an amount determined by multiplying (i) the fractional share interest to which such shareholder would otherwise be entitled by (ii) the last reported sale price, or the closing price, of the Company’s common stock on the NASDAQ Global Market (or any other exchange or system on which the Company’s common stock is then listed or traded) on the day immediately preceding the effective date of the Reverse Stock Split.

Effect of the Reverse Stock Split on Options, Warrants, and Convertible Securities

Based upon the Reverse Stock Split ratio, proportionate adjustments are generally required to be made to the number of shares issuable upon the exercise or conversion, and/or the per share exercise price, of all outstanding options, warrants, or convertible securities entitling the holders to purchase, exchange for, or convert into, shares of common stock. This would result in approximately the same aggregate price being required to be paid upon exercise, and approximately the same value of shares of common stock being delivered, or an increase in the aggregate purchase price being required to be paid upon exercise inversely proportional to the Reverse Stock Split ratio for the same number of shares of common stock being delivered, upon such exercise immediately following the Reverse Stock Split as was the case immediately preceding the Reverse Stock Split. The number of shares deliverable upon settlement or vesting of restricted stock awards will be similarly adjusted. The number of shares reserved for issuance under these securities will be adjusted accordingly based upon the Reverse Stock Split ratio determined by the Board of Directors.

Total Authorizations Not Affected

The number of shares of common stock of 200,000,000 shares authorized under the Company’s Articles of Incorporation will not be reduced or otherwise changed by the Reverse Stock Split.

Accounting Matters

As of the effective time of the Reverse Stock Split, the stated capital attributable to common stock on the Company’s balance sheet will be reduced proportionately based on the Reverse Stock Split ratio, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. Reported per share net income or loss will be higher because there will be fewer shares of common stock outstanding.

No Going Private Transaction

Notwithstanding the decrease in the number of issued and outstanding shares of common stock following the reverse stock split, if implemented, is not intended to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act of 1934, as amended.

Certain Material Federal Income Tax Consequences of the Reverse Stock Split

The following summary describes certain material U.S. federal income tax consequences of the Reverse Stock Split to holders of common stock.

Unless otherwise specifically indicated herein, this summary addresses the tax consequences only to a beneficial owner of the common stock that is a citizen or individual resident of the United States, a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or otherwise subject to U.S. federal income taxation on a net income basis in respect of the common stock (a “U.S. holder”). This summary does not address all of the tax consequences that may be relevant to any particular investor, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. This summary also does not address all of the tax consequences that may be relevant to (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-

exempt organizations, U.S. expatriates, persons subject to the alternative minimum tax, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that hold the common stock as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for federal income tax purposes, or (iii) persons that do not hold the common stock as a “capital asset” (generally, property held for investment).

This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date hereof. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the Reverse Stock Split.

EACH SHAREHOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT.

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of the common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold the common stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the Reverse Stock Split.

Recapitalization Treatment

The Reverse Stock Split should be treated as a recapitalization for U.S. federal income tax purposes. Therefore, no gain or loss will be recognized by a U.S. holder upon the Reverse Stock Split, except to the extent that cash received for fractional shares is more or less than the tax basis allocated to those fractional shares. Accordingly, the aggregate tax basis in the common stock received under the terms of the Reverse Stock Split should equal the aggregate tax basis in the common stock surrendered, and the holding period for the common stock received should include the holding period for the common stock surrendered.

No Appraisal Rights

Under Virginia law and the Articles of Incorporation, holders of the common stock will not be entitled to appraisal rights with respect to the Reverse Stock Split.

Vote Required

If a quorum is present at the annual meeting, the amendment to the Company’s Amended and Restated Articles of Incorporation to effect a reverse stock split will be approved if a majority of the votes entitled to be cast are cast in favor of the proposal. Abstentions and broker non-votes will have the same effect as votes against this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE ARTICLES OF INCORPORATION TO AUTHORIZE THE BOARD OF DIRECTORS TO EFFECT A REVERSE STOCK SPLIT.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under United States securities laws, the Company’s directors and executive officers, and persons who own more than 10% of our common stock, are required to report their ownership of the common stock and any changes in ownership to the Securities and Exchange Commission (the “SEC”). These persons are also required by SEC regulations to furnish the Company with copies of these reports. Specific due dates for these reports have been established, and the Company is required to report in this Proxy Statement any failure to file such reports by those due dates during the 2012 fiscal year.

Based solely upon a review of the reports furnished to the Company or written representations from the Company’s directors and executive officers, the Company believes that all of these filing requirements were satisfied by the Company’s directors and executive officers, and owners of more than 10% of the common stock on a timely basis.

SHAREHOLDER PROPOSALS FOR 2014 ANNUAL MEETING

If any shareholder intends to present a proposal to be considered for inclusion in the Company’s proxy materials in connection with the 2014 Annual Meeting, the proposal must be in proper form and must be received by the Company at its main office in Norfolk, Nebraska, on or before December 26, 2013.

The Company’s bylaws set forth certain procedures which shareholders must follow in order to nominate a director or present any other business at an annual shareholders’ meeting. Generally, a shareholder must give timely notice to the Secretary of the Company. To be timely, such notice must be received by the Company at its principal executive offices not less than ninety days prior to the annual meeting. The bylaws specify the information which must accompany such shareholder notice. Details of the provision of the bylaws may be obtained by any shareholder from the Secretary of the Company.

OTHER MATTERS

As of the date of this Proxy Statement, management knows of no other business to be brought before the Annual Meeting. If any other matters properly come before the Annual Meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.

The Company will furnish to each beneficial owner of Common Stock entitled to vote at the Annual Meeting, upon written request to the attention of Investor Relations at 1800 West Pasewalk Avenue, Suite 200, Norfolk, NE 68701, additional copies of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, including the financial statements and financial statement schedules as filed by the Company with the SEC.

By Order of the Board of Directors,

William C. Latham Chairman

April 25, 2013

Appendix A

ARTICLES OF AMENDMENT OF THE

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

SUPERTEL HOSPITALITY, INC.

I.

The name of the corporation is Supertel Hospitality, Inc. (the “Corporation”).

II.

The amendment (the “Amendment”) adopted is as follows:

Article [    ] of the Corporation’s Amended and Restated Articles of Incorporation is amended by inserting the following at the end of Article II of the Corporation’s Second Amended and Restated Articles of Incorporation:

“Reverse Stock Split. As of [    :    ] a.m./p.m., Eastern Time, on [                    ], [        ], 201__ (the “Effective Time”), every [                    ] shares of the Corporation’s Common Stock, par value $.01 per share, issued and outstanding immediately prior to the Effective Time and held by each holder, shall automatically be combined into one validly issued, fully paid and non-assessable share of Common Stock, par value $.001 per share, without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”).

A shareholder who otherwise would be entitled to receive a fractional share interest as a result of the Reverse Stock Split shall, with respect to such fractional share interest, be entitled to receive cash (without interest or deduction) from the Corporation in lieu of such fractional share interest, upon receipt by the Corporation’s transfer agent of such shareholder’s properly completed and duly executed transmittal letter and, where shares are held in certificated form, the surrender of such shareholder’s Old Certificates (as defined below), in an amount equal to the product of (i) the fractional share interest otherwise issuable to such shareholder as a result of the Reverse Stock Split, multiplied by (ii) the product of (A) the volume weighted average price of the Corporation’s Common Stock on the five trading days prior to the Effective Time, as reported by the NASDAQ Global Market, multiplied by (B) [                    ].

Each certificate that, immediately prior to the Effective Time, represented shares of the Corporation’s Common Stock (the “Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificates shall have been combined, subject to the elimination of fractional share interests as described above.

III.

The foregoing Amendment was proposed by the Corporation’s Board of Directors, which found adoption of the Amendment to be in the Corporation’s best interest and directed that the Amendment be submitted to a vote at a meeting of the Corporation’s shareholders on [                    ], 2013.

IV.

On [                    ], 2013, notice of the meeting of the Corporation’s shareholders, accompanied by a copy of this Amendment, was given in the manner provided in the Virginia Stock Corporation Act to each of the Corporation’s shareholders of record.

V.

The designation, number of outstanding shares, and number of votes entitled to be cast by each voting group entitled to vote separately on the Amendment was:

Designation	Number of Outstanding Shares	Number of Votes Entitled to be Cast
Common Stock, $0.01 par value per share and Series C Cumulative Convertible Preferred Stock, $.01 par value per share, voting as one group	[ ]	[ ]

The total number of votes cast for and against the Amendment by each voting group entitled to vote separately on the Amendment was:

Voting Group	Votes “FOR”	Votes “AGAINST”
Common Stock, $0.01 par value per share and Series C Cumulative Convertible Preferred Stock, $.01 par value per share, voting as one group	[ ]	[ ]

The total number of votes cast for the Amendment by each voting group was sufficient for approval of the Amendments by the voting group.

VI.

Pursuant to Section 13.1-606 of the Virginia Stock Corporation Act, this Amendment shall become effective at [    :    ] a.m./p.m., Eastern Time, on [                    ], [        ], 201  .

IN WITNESS WHEREOF, the undersigned corporation has caused these Articles of Amendment to be executed by its duly authorized Chief Executive Officer as of this          day of                     , 201  .

SUPERTEL HOSPITALITY, INC., a Virginia corporation

By:
Name:
Title:

PROXY

SUPERTEL HOSPITALITY, INC.

1800 West Pasewalk Avenue, Suite 200, Norfolk, NE 68701

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints each of Kelly A. Walters and Corrine L. Scarpello, as proxy, each with the power to appoint such person’s substitute, and hereby authorizes them to vote, as designated below, all the shares of common stock and Series C convertible preferred stock of Supertel Hospitality, Inc. held of record by the undersigned on April 12, 2013, at the annual meeting of shareholders to be held on May 21, 2013 or any adjournment thereof.

(Please date and SIGN on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

SUPERTEL HOSPITALITY, INC.

May 21, 2013

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at www.supertelinc.com

Please sign, date and mail your proxy card

in the envelope provided as soon as possible.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” IN THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2, 4 AND 5 AND TO VOTE “3 YEARS” ON PROPOSAL 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]

(1)	Election of Directors

[ ] FOR ALL NOMINEES:

[ ]WITHHOLD AUTHORITY FOR ALL NOMINEES.

[ ] FOR ALL EXCEPT:

(see instructions below)

NOMINEES:

[ ] Steve H. Borgmann

[ ] Allen L. Dayton

[ ] Daniel R. Elsztain

[ ] James H. Friend

[ ] Donald J. Landry

[ ] William C. Latham

[ ] John M. Sabin

[ ] Kelly A. Walters

[ ] George R. Whittemore

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold as shown here: —

(2)	Advisory approval of the Company’s executive compensation.

[ ] For

[ ] Against

[ ] Abstain

(3)	Approve the frequency of the executive compensation advisory vote.

[ ] 1 year

[ ] 2 years

[ ] 3 years

[ ] Abstain

(4)	To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2013.

[ ] For

[ ] Against

[ ] Abstain

(5)	To approve an amendment to the Articles of Incorporation to effect a reverse stock split of the issued and outstanding shares of common stock of the company at a reverse stock split ratio of 1-for-4, 1-for-8, or some ratio between those two ratios, as may be selected by the Board of Directors within 12 months of the date of the annual meeting if this amendment is approved by shareholders.

[ ] For

[ ] Against

[ ] Abstain

(6)	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations, and in their discretion for any other matters coming before the meeting.

DATED:                     , 2013

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature

Signature (if held jointly)

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.            [    ]